EXHIBIT 99.1
News Release

Media Relations:	Investor Relations:
Jim Vitak	Eric Boni
(614) 790-3715	(859) 815-4454
jevitak@ashland.com	enboni@ashland.com

FOR IMMEDIATE RELEASE:
May 13, 2009

Ashland Inc. announces offering of Senior Notes due 2017

COVINGTON, Ky. – Ashland Inc. (NYSE: ASH) announced today that it intends to offer, pursuant to Rule 144A and Regulation S under the Securities Act of 1933, $600,000,000 aggregate principal amount of Senior Notes due 2017 (the “Notes”). The Notes will be unsecured and will be guaranteed on a senior unsecured basis by all of Ashland’s existing and future subsidiaries that guarantee obligations under its senior secured credit facilities.
The net proceeds from the offering, together with available liquidity, will be used to repay in full borrowings under Ashland’s bridge loan facility, as well as to pay fees and expenses associated with the Notes offering and repayment of the bridge facility debt.
The Notes have not been and will not be registered under the Securities Act of 1933, or the securities laws of any state, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and any applicable state securities laws.
This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the Notes, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
Ashland Inc. (NYSE: ASH) provides specialty chemical products, services and solutions for many of the world’s most essential needs and industries. Serving customers in more than 100 countries, it operates through five commercial units: Ashland Aqualon Functional Ingredients, Ashland Hercules Water Technologies, Ashland Performance Materials, Ashland Consumer Markets (Valvoline) and Ashland Distribution. To learn more about Ashland, visit www.ashland.com.

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